Exhibit 10.4

December 14,2015
REVISED

Paul McKenzie
[Address]

Dear Paul,

I am pleased to extend you this offer of employment to join Biogen with the job title of SVP, Global Biologics Manufacturing & Technical Operations. This position will report to John Cox, EVP, Pharmaceutical Operations & Technology. Please note that neither this letter nor any other materials constitute a contract of employment with Biogen. Your employment at Biogen is employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen also has the same right to terminate your employment at any time, with or without cause or notice. The specific terms of our offer are listed below; please take the time to review the offer, sign and return by December 18, 2015.

The position will be based at our Cambridge, MA facility.

Salary: This is a full-time, exempt position and your starting bi-weekly salary will be $17,692.31, which is equivalent to an annual salary of $460,000.06, and which will be paid in accordance w·ith our standard payroll policies.

Sign-On Bonus: Upon employment, you will receive $500,000 as a one-time cash bonus. The bonus will be paid to you within two pay periods after your start date provided that you sign the enclosed Cash Sign-On Bonus Agreement, which describes the terms and conditions of the cash sign-on bonus.

Annual Bonus Plan: You will be eligible to participate in the Biogen Annual Bonus Plan, with a target bonus opportunity of 40% of your annual base salary. Based upon your start date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current year's Plan document, which will be made available upon your employment with the Company.

New Hire Long Term Incentive (LTI) Grant: You will be granted Cash-Settled Performance Units (CSPU) in connection with the commencement of your employment. The approximate grant date value of your CSPU award will be $400,000. The number of shares granted to you will be calculated by dividing the grant date value by the closing price of Biogen stock (NASDAQ) on the grant date, with the resulting number of shares rounded to the nearest five shares. You will also be granted Market Stock Units (MSU) in connection with the commencement of your employment. The approximate grant date value of your MSU award will be $400,000. The number of shares granted to you will be calculated by dividing the grant date value by the closing price of Biogen stock (NASDAQ) and the MSU accounting valuation factor effective at the time of grant, with the resulting number of shares rounded to the nearest five shares. Your CSPU and MSU awards will be granted on the first trading day of the month following your start date.

The actual terms of your CSPU and MSU awards will be communicated to you following the grant date. Your grants will be awarded under the Biogen Inc. Amended and Restated 2008 Omnibus Equity Plan (the "Plan"). You are considered a "designated employee," as defined in the Plan.

The Plan and Prospectus are available to you on Biogen's benefits website at [website]. Please read these documents for information about your LTl grants.

Future Restricted Stock Unit Grant: Conditioned upon your receipt of an overall performance rating of "Solid" or its equivalent for the 2016 calendar year, the Chief Executive Officer (CEO) will grant you Restricted Stock Units (RSU) out of the CEO discretionary pool authorized by the Compensation and Management Development Committee. The approximate grant date value of this RSU award will be $800,000. The number of shares granted to you will be calculated by dividing the grant date value by the closing price of Biogen stock (NASDAQ) on the grant date. Your RSU award will be granted on the first trading day of the month following the date of the CEO approval of the RSU award from the discretionary pool. Assuming your continued employment, your RSUs will vest and convert into shares of Biogen common stock over a three year period at the rate of one-third per year, beginning on the first anniversary of your grant date.

The actual terms of your RSU award will be communicated to you following the grant date. Your grants will be awarded under the Plan. The Plan and Prospectus are available to you on Biogen's benefits website at [website]. Please read these documents for information about your RSU grants.

Relocation: Biogen will provide relocation benefits to facilitate your move from Newtown, PA to the Cambridge, MA area. The relocation benefits and payments will be provided to you after you sign a U.S. Domestic Relocation Policy Acknowledgement and Relocation Repayment Agreement, which detail the terms and conditions of your relocation package, and will be provided to you by our relocation service provider, Cartus Corporation. Payments and reimbursements will be made in accordance with Biogen's relocation policy, which is enclosed and to which you should refer for more details on your relocation benefits.

Employee Benefits: Biogen offers a robust and highly competitive employee benefits program. As an employee, you will be able to choose from a menu of options through our flexible benefits program. These benefits include a 401(k) savings plan; group health care, including medical, dental, prescription drug and vision coverage; life, dependent life and disability insurance; as well as flexible spending accounts for eligible medical and dependent care expenses.

You are also entitled to up to 20 vacation days (160 hours) per year (pro-rated if you work part time). Additional benefit offerings include an Employee Stock Purchase Plan (ESPP) and work/life benefits such as a concierge service and access to subsidized back-up dependent care. Please visit Biogen's benefits website at [website] (user ID = [user ID], password = [password]) to familiarize yourself with Biogen's complete benefit plan offerings.

Additional Executive Benefits

Supplemental Savings Plan: You will be entitled to participate in Biogen's Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). You will be provided with SSP enrollment information upon your employment with the Company.

Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.

Severance: You will be entitled to severance benefits in accordance with the attached executive severance document, and should refer to the document for details regarding terms, conditions, eligibility and potential tax implications.

Tax & Financial Planning and Executive Physicals: You are eligible for annual reimbursement of expenses for qualified services such as federal and state income tax planning and/or preparation, financial and estate planning services, and the purchase of tax and/or financial planning tools. Additionally, the Company will reimburse you for the expenses of an annual comprehensive physical exam when coordinated by the Executive Health Services team at Mass. General Hospital (MGH). The combined annual reimbursement you are eligible to receive is $5,500 per calendar year (January 1 - December 31), subject to the guidelines of the Tax & Financial Planning and Executive Physical Reimbursement Program. The details of these benefits are available upon your employment with the Company.

Stock Trading Plan: Upon employment with the Company, you will become subject to Biogen's Global Insider Trading Policy, a copy of which will be provided to you. The Biogen Global Insider Trading Policy sets forth guidelines designed to promote compliance with applicable federal and state securities laws that prohibit persons who are aware of material nonpublic information about the company from trading in securities of the company or providing material nonpublic information to other persons who may trade on the basis of that information. Upon your employment, you will be assigned, based on your job, to a specific trading group that will determine your obligations and restrictions under the policy, and you will be required to complete training on the policy.

You are required to satisfy the following contingencies prior to employment at Biogen.

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Pre-employment screening: Employment at Biogen is contingent upon your successful completion and passing of both a background check and drug screen. Biogen's background check includes verification of employment history, educational and professional licenses, degrees and/or credentials, a criminal records check, a Social Security Number search and verification of any other professional qualifications that your position responsibilities at Biogen may warrant. Completion of your online Application for Employment authorizes Biogen to conduct these background checks. If you have any questions about the background check, please contact your Biogen recruiter.

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New Employee Forms: Upon receiving your signed offer letter and new hire paperwork, you will receive an email containing a link to a new hire form. Please complete this form as soon as possible upon receipt. This form will allow us to begin creating internal resources for you prior to your start date.

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Authorization to Work in the United States: The Federal government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring your original documents necessary to complete the Employment Eligibility Verification Form I-9 on your first day of employment.

If you will be working at one of our office locations: Do not complete a Paper Form I-9. Biogen, Inc. is an E-Verify employer. You must complete Section 1 of your Form I-9 online by going to [website] and enter code [code] to enter the system. You will enter Application Station, and then click "Sign Back In" to enter the I-9 system, using the username and password that you created for your background check. If you have forgotten your password, a reminder link is available. Please remember to use your Legal Name and provide your Social Security Number on your Form I-9. You will still need to bring your original identity and work authorization documents on your first day to our HR team to verify. Your Section 1 must be completed on or before your first day of employment with Biogen.

If you are a field employee: enclosed you will find notary instructions and a Form I-9 packet. You are required to complete the entire Form I-9 of the I-9 packet within 3 days of your start at a Notary Public and mail your original as instructed in the packet.

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Signed Proprietary Agreement: In order to protect Biogen's substantial investment in creating and maintaining its confidential and proprietary information, and to maintain goodwill with our customers, vendors and other business partners, you will be required to sign our 'Employee Proprietary Information and Inventions and Dispute Resolution Agreement' as a condition of employment. A copy of the Agreement is enclosed with this letter for your reference. Please sign and return this Agreement with your signed acceptance of our offer.

Paul, we are excited at the prospect of your joining Biogen. To confirm your acceptance of this offer of employment, please sign and return this letter by December 18, 2015 and keep the other copy for your records. In addition, please review and complete the enclosed New Employee Checklist with actions required in order to begin your acceptance process. We would anticipate your first day of employment to be February 8, 2016. If you have any questions, please feel free to contact me.

Best Regards,

/s/ Lisa DiPaolo
Lisa DiPaolo
VP, HR Corporate Functions

Cc. John Cox
26579BR

I accept this offer of employment and acknowledge the contingencies of employment described above, including the at-will nature of my employment.

ACCEPTED:

/s/ Paul F. McKenzie	Paul F. McKenzie	1/21/16
Signature	Name (Print)	Signature Date